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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                                (AMENDMENT NO. 1)

                             Satyam Infoway Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Equity Shares, par value Rs. 10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None(2)
        -----------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

(2) This amendment to Schedule 13G relates to ownership of equity shares which are not publicly traded in the United States or India. The CUSIP number for the American Depositary Shares, each representing one quarter of one equity share, is 804099 10 9.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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------------------------                                 -----------------------
 CUSIP NO.  NONE                     13G/A                   PAGE 2 OF 5 PAGES
------------------------                                 -----------------------

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SATYAM COMPUTER SERVICES LIMITED

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)   [ ]
                                                                      (b)   [ ]
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  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      INDIA
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

 NUMBER OF SHARES       12,182,600
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY       6   SHARED VOTING POWER
       EACH
    REPORTING           0
      PERSON        ------------------------------------------------------------
       WITH         7   SOLE DISPOSITIVE POWER

                        12,182,600
                    ------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED

      12,182,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      52.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------


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------------------------                                 -----------------------
 CUSIP NO.  NONE                     13G/A                   PAGE 3 OF 5 PAGES
------------------------                                 -----------------------

ITEM 1(a).     NAME OF ISSUER:

                      Satyam Infoway Limited
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      271-A, Anna Salai, Teynampet, Chennai 600 018, India
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ITEM 2(a).     NAME OF PERSON FILING:

                      Satyam Computer Services Limited
               -----------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      Mayfair Centre, S P Road, Secunderabad 500 003, India
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

                      India
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                      Equity Shares, par value Rs. 10 per share
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

                      None
               -----------------------------------------------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ] Broker or Dealer registered under Section 15 of the Act

    (b) [ ] Bank as defined in section 3(a)(6) of the Act

    (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment Company registered under section 8 of the Investment Company Act

    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) [ ] Parent Holding Company, in accordance with Section
            240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


ITEM 4. OWNERSHIP.

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a) Amount Beneficially Owned:

        12,182,600
        ------------------------------------------------------------------------

    (b) Percent of Class:

        52.5%
        ------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO.  NONE                     13G/A                   PAGE 4 OF 5 PAGES
------------------------                                 -----------------------

      (c)   Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote                 12,182,600
                                                     ---------------------------
      (ii)  shared power to vote or to direct the vote                   0
                                                      --------------------------
      (iii) sole power to dispose or to direct the disposition of    12,182,600
                                                                 ---------------
      (iv)  shared power to dispose or to direct the disposition of      0
                                                                   -------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

        Not applicable.

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 CUSIP NO.  NONE                     13G/A                   PAGE 5 OF 5 PAGES
------------------------                                 -----------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2001                     Satyam Computer Services Limited


                                             By: /s/ V. Srinivas
                                                --------------------------------
                                             Name:  V. Srinivas
                                             Title: Chief Financial Officer

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


               ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)